SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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WORLD WRESTLING ENTERTAINMENT, INC.
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1241 East Main Street
Stamford, Connecticut 06902

To our Stockholders:	March 18, 2009

     You are invited to attend the 2009 Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., which will be held at 10:00 a.m. local time, on May 1, 2009, at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

     Your vote is important to us. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to vote. We invite you to utilize the convenience of Internet voting at the site indicated on the enclosed proxy card. While at that site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. Alternatively, you can vote by telephone or complete, sign, date and promptly return the enclosed proxy card. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

Sincerely,

Linda E. McMahon Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. NO SUPERSTARS WILL BE IN ATTENDANCE AT THE MEETING. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the meeting, please obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to World Wrestling Entertainment, Inc., 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.
_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 1, 2009

To the Stockholders of World Wrestling Entertainment, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation, will be held at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902, on May 1, 2009, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

1.	to elect ten Directors to serve until the Company’s next Annual Meeting and until their successors are elected;

2.	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009; and

3.	to transact such other business as may properly come before the meeting.

     We have fixed the close of business on March 6, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Jared F. Bartie Executive Vice President, General Counsel and Secretary

Stamford, Connecticut
March 18, 2009

IMPORTANT
Whether or not you plan to attend the meeting in person, you are urged to vote via our convenient Internet voting, by phone or by signing, dating and returning a proxy card so that your stock may be represented at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Friday, May 1, 2009

     The enclosed proxy is solicited on behalf of the Board of Directors of World Wrestling Entertainment, Inc. in connection with our Annual Meeting of Stockholders to be held on Friday, May 1, 2009, at 10:00 a.m. local time (the “Annual Meeting”), or any adjournment or postponement of this meeting. The Annual Meeting will be held at the Company’s headquarters, 1241 East Main Street, Stamford, Connecticut 06902. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting. We intend to mail the Notice on or about March 18, 2009, to each stockholder entitled to vote at our Annual Meeting.

     We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or telecopy.

     Only holders of record of our Class A common stock and Class B common stock at the close of business on March 6, 2009 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 25,147,474 shares of Class A common stock and 47,713,563 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

     A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Nominees for election to the Board are elected by plurality vote. The affirmative majority of the shares present and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Under New York Stock Exchange rules, if your broker holds your shares in its name as a nominee, the broker is permitted to vote your shares on the election of Directors (Proposal 1) and on the ratification of the appointment of the independent auditors (Proposal 2) even if it does not receive voting instructions from you. When a broker votes a client’s shares on some but not all of the proposals at the Annual Meeting, the missing votes are referred to as “broker non-votes.” Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes are not considered present and entitled to vote. The Board of Directors recommends that you vote FOR each of the proposals.

     If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

     The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on April 30, 2009. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

     You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on April 30, 2009. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

     If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

     Stockholders will elect ten Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders or a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the ten nominees listed below, unless otherwise instructed in the proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Director/Nominee	Age	Current Position with Company	Committee	Director Since
Vincent K. McMahon	63	Chairman of the Board	Executive	1980
Linda E. McMahon	60	Chief Executive Officer	Executive	1980
David Kenin	67	—	Audit, Compensation	1999
Joseph H. Perkins	73	—	—	1999
Frank A. Riddick, III	52	—	Audit (Chair)	2008
Michael B. Solomon	61	—	Audit, Compensation	2001
Jeffrey R. Speed	46	—	Audit	2008
Lowell P. Weicker, Jr.	77	—	Compensation (Chair)	1999
Donna Goldsmith	49	Chief Operating Officer	—	2008
Kevin Dunn	48	EVP, Television Production	—	2008

     Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and a member of the Executive Committee. Mr. McMahon and Linda E. McMahon are husband and wife.

     Linda E. McMahon, co-founder of our Company, has served as our Chief Executive Officer since May 1997. She is a member of the Executive Committee.

     David Kenin is a member of the Audit and Compensation Committees. Since January 2002, Mr. Kenin has been Executive Vice President of Programming, Crown Media United States, LLC where he is in charge of programming for the Hallmark Channel. Mr. Kenin is a former President of CBS Sports. Until 1994, he was Executive Vice President of USA Networks and after that he was the general partner of Kenin Partners, a consulting firm.

     Joseph H. Perkins was a pioneer in the television syndication of wrestling matches starting more than 50 years ago. He was President of Communications Consultants, Inc., which provided us television syndication consulting services until October 2005.

     Frank A. Riddick, III is Chair of our Audit Committee. He is a consultant to TowerBrook Capital Partners L.P. (“TowerBrook”), a New York and London – based private equity firm. Prior to joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials used in countertops, cabinets, and flooring from January 2002 to April 2008. Mr. Riddick was instrumental in assisting Formica to emerge from Chapter 11 bankruptcy proceedings in June 2004. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is a director of GrafTech International Ltd, a manufacturer of graphite electrodes for electric arc furnace steel and various other ferrous and nonferrous metals; natural graphite products for the electronics industry and fuel cell solutions for the transportation and power generation industries; and graphite and carbon products, as well as related technical services, for the transportation, solar, and oil and gas exploration industries.

     Michael B. Solomon is a member of the Audit and Compensation Committees. Mr. Solomon is Managing Principal of Gladwyne Partners, LLC, a private equity fund manager (“Gladwyne”). Prior to founding Gladwyne in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 and became a Partner in 1983. In connection with a sale of certain shares of stock as described in “Executive Compensation—Certain Relationships and Related Transactions,” Mr. McMahon has agreed to vote his shares to elect Mr. Solomon (or his successor designated by an affiliate of Gladwyne) as a Director.

     Jeffrey R. Speed is a member of our Audit Committee. He has served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator, since April 2006. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, most recently serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, which is the number one tourist destination in Europe.

     Lowell P. Weicker, Jr. is Chair of our Compensation Committee. Gov. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Gov. Weicker also serves as a director of Medallion Financial Corp., a specialty finance and advertising company.

     Donna Goldsmith has served as our Chief Operating Officer since January 2009, and before that she was our Executive Vice President, Consumer Products, since June 2006. Before that, Ms. Goldsmith was our Senior Vice President, Consumer Products, since July 2000.

     Kevin Dunn has served as Executive Vice President, Television Production, since July 2003, and, before that, served as our Executive Producer for 11 years.

Other Executive Officers

     Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until earlier termination or removal from office. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since
George A. Barrios	43	Chief Financial Officer	2008
Jared F. Bartie	40	EVP, General Counsel & Secretary	2008
Michael Lake	66	President, WWE Studios	2007
John Laurinaitis	46	SVP, Talent Relations	2001
Stephanie McMahon Levesque	32	EVP, Creative Development &	1998
		Operations
Shane B. McMahon	39	EVP, Global Media	1994
Michelle D. Wilson	43	EVP, Marketing	2009

     George A. Barrios has served as Chief Financial Officer since March 2008. Before that, Mr. Barrios was Vice President and Treasurer of The New York Times Company since January 2007. Mr. Barrios joined The New York Times Company in 2002 as Chief Financial Officer of a subsidiary which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly-held software development company, where he helped to stabilize the business prior to its merger. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses.

     Jared F. Bartie has served as Executive Vice President, General Counsel and Secretary, since November 2008. Before that and since January 2007, Mr. Bartie was Chief Administrative Officer & General Counsel of Bobcats Sports & Entertainment, owner of the National Basketball Association (“NBA”) franchise the Charlotte Bobcats. From 2005 to 2007, he was a Vice President of Team Business Development for the NBA, where he assisted various franchises in analyzing their business operations. From 2002-2005, Mr. Bartie was Chief Legal Officer at the United States Tennis Association. In 2000, Mr. Bartie was Vice President, Legal Affairs for XFL, LLC, the professional football league which was a joint venture between NBC and the Company (“XFL”) and thereafter through 2002 was Vice President, Business & Legal Affairs for the Company. Mr. Bartie previously held other positions with sports and entertainment companies.

     Michael Lake became President, WWE Studios, in October 2007, after a 36-year career in the film industry including acting as executive producer for the Company’s film The Condemned, and before that as Executive Vice President, World Wide Feature Production for Village Roadshow Pictures Entertainment Inc., an entertainment and media company. At Village Roadshow, Mr. Lake oversaw production of 45 films including such hits as The Matrix Trilogy, Three Kings, Miss Congeniality, Ocean’s Eleven, Ocean’s Twelve and Charlie and the Chocolate Factory.

     John Laurinaitis has served as Senior Vice President, Talent Relations, since February 2007. Prior to that, Mr. Laurinaitis was Vice President, Talent Relations, since June 2004, and Director of Talent Relations from June 2001.

     Stephanie McMahon Levesque has served as Executive Vice President, Creative Development & Operations, since May 2007. Prior to that, she was SVP, Creative Writing, since June 2005, and before that, VP, Creative Writing. Mrs. Levesque began with the Company in 1998. Mrs. Levesque writes, produces and directs for our television programming and at times performs as an on-air personality. She is the daughter of Vincent and Linda McMahon.

     Shane B. McMahon has served as Executive Vice President, Global Media, since July 2003, and, before that, he was President, Digital Media, from 1998. He at times performs as an on-air personality. Mr. McMahon is the son of Vincent and Linda McMahon.

     Michelle D. Wilson has served as Executive Vice President, Marketing, since February 2009. Before that, Ms. Wilson was Chief Marketing Officer of the United States Tennis Association since 2001. From 2000 to 2001, she was Vice President of Marketing for the XFL. Before that, Ms. Wilson held positions at the NBA in its domestic and international consumer products groups.

The Board and Committees

     Our Board has standing Audit, Compensation and Executive Committees. During the year ended December 31, 2008, there were seven meetings of the Board of Directors, six meetings of the Audit Committee, five meetings of the Compensation Committee and no meetings of the Executive Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. All Directors attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

     Independent Directors. Each year our Board conducts a review to determine which of our Directors qualifies as independent. Based on its most recent review, Messrs. Kenin, Perkins, Riddick, Solomon, Speed and Weicker qualify as independent under the New York Stock Exchange and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit and/or Compensation Committee(s). These are the standards we use to determine independence. Robert A. Bowman, a Director and Chair of our Audit Committee until August 2008, also qualified as independent. None of these independent Directors has any relationship with the Company other than their Director/Committee memberships except for Mr. Solomon, who has an affiliation with one of our stockholders as described in “Security Ownership of Certain Beneficial Owners and Management.” The New York Stock Exchange listing requirements state that ownership of even a significant amount of stock is not a ban to independence. Our Audit and Compensation Committees consist solely of independent Directors.

     Since Mr. McMahon beneficially owns approximately 60% of the Company’s outstanding equity, and controls approximately 87% of the combined vote of our voting stock, we are a “controlled company” under New York Stock Exchange listing standards. As a result, we have elected to utilize the exemptions in the NYSE listing standards that exempt us, as a “controlled company,” from the requirement of having a nominating/corporate governance committee or other committee performing a similar function. Notwithstanding our status as a “controlled company,” a majority of our Directors do qualify as independent. We believe that the functions of a nominating/corporate governance committee are adequately served by our existing structure, and the additional cost and administrative burden of another committee would not be warranted.

     Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions. In practice, most Board, Audit Committee and Compensation Committee meetings include an executive session. Executive sessions are presided over by the chair of the Audit or Compensation Committee, as the case may be, if the principal item to be considered is within the scope of that Committee and, if not, such chairs alternate meetings.

     Communications with Directors. Interested Parties who wish to communicate with a member or members of the Board of Directors, including the chairs of the Audit and Compensation Committee and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

     Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website (corporate.wwe.com/governance/guidelines.jsp). Stockholders will also be provided a written copy of the Guidelines without charge upon written request to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary.

     Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman, our Chief Executive Officer, our Chief Operating Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our website (corporate.wwe.com/governance/conduct.jsp). We also plan to disclose any amendments to, and waivers from, the Code on this website. Stockholders will also be provided a written copy of the Code without charge upon written request to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary.

     Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee consists of its Chair, Mr. Riddick, and Messrs. Kenin, Solomon and Speed, each of whom satisfies the independence requirements of applicable New York Stock Exchange and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the New York Stock Exchange. Mr. Riddick has accounting and related financial management expertise and is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the SEC. Mr. Riddick serves on the audit committee of one other public company. No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

     The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our website (corporate.wwe.com/documents/audit_committee_charter.pdf). Stockholders will also be provided a written copy of the charter without charge upon written request to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary. The Audit Committee charter states that the Committee will fulfill the following obligations:

  Review and discuss with management and the independent auditors our annual financial statements, quarterly financial statements and all internal controls reports (or summaries thereof).

  Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

  Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

  Review earnings press releases with management, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles (“GAAP”).

  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

  Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee shall have the ultimate authority to approve all audit engagement fees and terms. The Audit Committee shall have sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

  Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

  Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports to the extent required by the Securities Exchange Act of 1934.

  Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

  Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

  Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     Compensation Committee. Our Compensation Committee consists of its Chair, Gov. Weicker, and Messrs. Kenin and Solomon, each of whom satisfies the independence requirements of applicable New York Stock Exchange and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs. The Compensation Committee’s charter is posted on our website (corporate.wwe.com/documents/compensation_committee_charter.pdf). Stockholders will also be provided a written copy of the charter without charge upon written request to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary. The Compensation Committee Charter states that the Committee will fulfill the following obligations:

  Approve all employment agreements for the Chairman, the CEO and all officers of the Company who either (i) have a title of Vice President or higher; or (ii) are the head of a business department (collectively, the “Executives”).

  In accordance with their employment agreements, if any, the Compensation Committee shall have direct responsibility for annually reviewing and approving corporate goals and objectives relevant to the Chairman’s and the CEO’s compensation, evaluating the Chairman’s and the CEO’s performance in light of those goals and objectives, and determining and approving the Chairman’s and CEO’s compensation level based on this evaluation. In determining the long-term incentive component of Chairman and CEO compensation, the Compensation Committee will consider the Company’s and the individual’s performance, among other factors.

  In accordance with their employment agreements, if any, the Compensation Committee shall annually review and approve, for the other Executives named in the Company’s proxy statement: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long term incentive opportunity level, (iv) severance arrangements and change in control agreements/provisions in each case when and if appropriate, and (v) any special or supplemental benefits.

  The Compensation Committee shall annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive-based compensation plans, such as cash bonuses and equity-based plans; provided, however, that the Compensation Committee shall have full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

  The Compensation Committee shall approve grants under the 2007 Omnibus Incentive Plan.

     Beyond what is required by its Charter, the Compensation Committee generally meets two to four times per year to review recommendations developed by the Company’s Vice President of Human Resources and approved by the Company’s Chairman, Chief Executive Officer and Chief Operating Officer. The Compensation Committee has authority to hire professional consultants.

     Compensation Committee Interlocks and Insider Participation. Gov. Weicker and Messrs. Kenin and Solomon are the only members of our Compensation Committee. No member of the Compensation Committee was at any time during 2008 an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during 2008.

     Nominees for Director. The Board was expanded in 2008 in connection with the resignation of Robert A. Bowman, the Company’s former Audit Committee Chair. Messrs Riddick and Speed, who are independent Directors, joined the Board and Audit Committee, with Mr. Riddick as Chair. The Board used an executive search firm in connection with Messrs Riddick and Speed joining the Board and Audit Committee. Kevin Dunn, EVP, Television Production, also joined the Board at that time. Donna Goldsmith, Chief Operating Officer, joined the Board in connection with the resignation of Michael Sileck, our former Chief Operating Officer. The Board currently believes that its size is appropriate and that its members comprise an appropriate mix of independence, background and expertise. If it were decided that the Board needed additional members, the Board could consider candidates suggested by its members or by management. The Board also could retain a third party executive search firm to identify candidates and consider potential nominees recommended by stockholders. In such event, stockholder recommendations would be submitted to the Board at our principal address in care of the Corporate Secretary. Each stockholder recommendation would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, would be required to comply with the requirements detailed under “Stockholder Proposals for 2010 Annual Meeting.”

     If the Board were to identify the need for additional members to fill vacancies or expand its size, the Board will review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees was deemed by the Board to be warranted, the Board would gather, or request a third party search firm to gather, additional information about the prospective nominee’s background and experience. The Board would then evaluate the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the New York Stock Exchange and applicable regulations of the SEC and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee or Compensation Committee expertise, and the evaluations of other prospective nominees. The Board would also determine whether to interview the prospective nominee. Each Director would have the opportunity to participate in the consideration of the prospective nominee. After completing this process, the Board would determine the nominee(s). The Board would follow the same process and use the same criteria for evaluating candidates proposed by stockholders, members of the Board or members of management.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     Introduction. The Compensation Committee of the Board has responsibility for evaluating and approving the Company’s compensation programs including reviewing and approving corporate goals and objectives relative to compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman, Chief Executive Officer, Chief Operating Officer and Vice President, Human Resources are instrumental in developing recommendations relating to the compensation program for submission to the Compensation Committee.

     In general, the compensation package provided to senior management of the Company consists of:

  base salary;

  performance-based annual incentive compensation in the form of a cash bonus; and

  longer-term equity incentive compensation.

     The Compensation Committee believes that this package constitutes the appropriate mix of current and longer-term compensation, a significant portion of which is tied to Company performance. At the same time, we believe that our compensation program is consistent with the entertainment industry, recognizes that the Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers perquisites such as cars, club memberships or personal services. Therefore, these three components, when added together, reflect an accurate picture of the total compensation we provide our senior executives.

     Overall, the Committee believes that management performed capably in 2008 despite a difficult economic environment, and that compensation for the period appropriately reflects this -- management received payments under the management incentive bonus plan, but not at levels it could have if the Company had performed at a higher level. In addition, management’s stock ownership in the Company was impacted proportionately with the Company’s public shareholders.

     Management’s Role in the Compensation-Setting Process. The Chairman, Chief Executive Officer, Chief Operating Officer and Vice President, Human Resources review the performance of each officer with a level of Vice President or higher each year shortly after the financial results for a fiscal year are known (the “Annual Performance Review”). The conclusions reached and recommendations based on this review, including proposed salary, incentive bonuses and performance stock unit grants, are presented to the Compensation Committee.

     Role of Compensation Consultant and Use of Market Data. During 2008, the Committee consulted with Watson Wyatt Company (the “Compensation Consultant”). The Compensation Consultant is paid by the Company and has access to management, but reports directly to the Compensation Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. Such consent has never been asked or given. In general, total compensation for the Company’s executive officers is reviewed vis-à-vis broad-based published market data to determine whether we are generally competitive in the market. It should be noted that this market data does not come from a specified peer group, is not industry specific and is not related to the group used for comparison in the Total Return Graph included in the Company’s Annual Report. We do not attempt to maintain a certain target percentile within a peer group.

     Compensation Components.

     Salary. Mr. and Mrs. McMahon waived all compensation from November 2004 through December 31, 2006. In 2007, they began receiving salary in the amount of $850,000, in the case of Mr. McMahon, and $500,000, in the case of Mrs. McMahon, as recommended by the Compensation Committee and approved by the Board. Mr. and Mrs. McMahon will continue to waive all other compensation. These salaries are well below the compensation to which they are entitled under their agreements with the Company and, we believe, also considerably below market rates. As to other senior executives, we have attempted to limit raises to fairly moderate percentage increases except in instances of promotions or extraordinary contributions to the Company’s performance, which are the only instances where the Company would anticipate increasing compensation materially. We expect to continue this practice. In the most recent Annual Performance Review, which occurred in February 2009, salaries were set for 2009. For the named executive officers (other than the McMahons) recent annual base salaries were as follows:

Name	Fiscal 2006	Transition 2006		Calendar 2007		Calendar 2008		Calendar 2009
Donna Goldsmith	$300,000	$325,000		$350,000		$370,000		$500,000	(1)(2)
Kevin Dunn	$600,000	$625,000		$650,000		$725,000		$725,000
George A. Barrios	N/A	N/A		N/A		$500,000		$500,000
Michael Sileck	$550,000	$577,500		$625,000	(2)	$675,000		$675,000	(1)
Frank Serpe	$275,000	$325,000	(2)	$325,000		$325,000	(3)	$325,000
____________________

(1)	Effective January 1, 2009, Ms. Goldsmith replaced Mr. Sileck who resigned from his position as our Chief Operating Officer.

(2)	Denotes promotion and/or enhanced responsibilities.

(3)	Mr. Serpe retired from his position as our Chief Financial Officer in March 2008. Since then he has been a senior advisor to the Company.

     Annual Incentive Bonuses. We believe that a reasonable annual bonus plan that is based on personal and company-wide performance is an excellent means of compensating executives, tying their interests to those of stockholders without the structural cost increases inherent in salary escalation while not encouraging unnecessary and excessive risk-taking. Our management incentive plan is administered under our 2007 Omnibus Incentive Plan and is structured to meet the performance-based criteria of, and is therefore deductible for federal income tax purposes under, Section 162(m) of the Internal Revenue Code. Additional information on our management incentive plan is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     Our management incentive bonus program has an objective component and a subjective component. Over the past several years, we have used EBITDA as our objective performance target measurement, generally tying our target for bonus purposes to the same EBITDA number as is in the budget we use to run our business. EBITDA for these purposes is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. The individual performance component is based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors. We have maintained 85% of target, and an individual rating of 3.0 out of 5.0, as the threshold tests. Performance below either of the Company or the individual performance components precludes the payment of a bonus. Assuming both thresholds are met, bonuses are established based on percentages of the individual’s salary in effect on the December 31 preceding the payment date. In 2008, such targets ranged from 15% (for those at the Director level) to 60% (for the Chief Operating Officer and EVP, Television Production). For additional information on the ranges of bonuses for the named executive officers, see “Executive Compensation – Grants of Plan-Based Awards.” The following shows the EBITDA target, threshold percentage and the percentage of target we achieved for each of the past few years:

		Threshold	Percentage of	Percentage Funding of
Year	EBITDA Target	Percentage	Target Achieved	Incentive Pool
Fiscal 2006	$58 million	85%	138%	143%
Transition 2006	$50 million	85%	87%	75%
(Eight months)
Calendar 2007	$84 million	85%	93%	88%
Calendar 2008	$93.5 million	85%	89%	82%

     Payments of bonuses under the management incentive plan to the named executive officers are set forth in column (g) of the Summary Compensation Table.

     While the Compensation Committee has been generally satisfied with the operation of the management incentive plan, it also recognizes that at times the exercise of either positive or negative discretion is necessary to reflect accurately the true performance of the individual. Such discretion has never been exercised to lower or waive company performance targets generally. In limited cases, modest bonuses beyond those required by the plan have been paid. No such additional bonuses were paid for named executives for 2007 or 2008. The Committee also retains the right to exercise negative discretion over bonuses under the plan and at times has exercised such discretion. The Company has not been faced with the situation of, and has no formal policies governing what would happen in the event of, a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made.

     We believe that our EBITDA targets are set at appropriately aggressive numbers, historically reflecting projected growth of our business. For calendar 2009, we have established an EBITDA goal of $75.4 million, and again we will use a threshold of 85% of this EBITDA target. We believe this target appropriately aligns management’s interests with those of stockholders. The range of percentage payments by level and other structural aspects of the plan will remain the same as in 2008. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     Performance and Restricted Stock Units. Our annual compensation program includes a grant of stock units with a performance requirement under the 2007 Omnibus Incentive Plan, which allows such grants to be deductible under Internal Revenue Code Section 162(m). These stock units have both a performance requirement and a vesting requirement. If the performance level is below the minimum, all stock units are forfeited. If at least the minimum performance criteria are satisfied, the stock units will begin to accrue dividends and will vest in three equal annual installments with the first such vesting on or about the July 20th following the determination that the performance target has been met. The performance requirement utilizes the same EBITDA target as our management plan, with a sliding scale of 75% of target units earned for meeting the 85% of EBITDA target minimum up to 100% of target units for 100% of EBITDA target. Above 100% of EBITDA target, the units increase 2% for each 1% EBITDA is over target up to a maximum of 150% of target units for 125% of EBITDA target. This is illustrated in the following table:

	EBITDA Compared to Target
	Below 85%	85%	95%	100%	105%	115%	125%	Above 125%
Shares that meet Performance
Test and are not Forfeited:	0%	75%	92%	100%	110%	130%	150%	150%

     New hire and promotion grants are still made on a case-by-case basis in restricted stock units, which have no performance test but are subject to vesting, generally over three years. All share awards are approved by the Compensation Committee.

     The Committee views equity compensation as intermediate to longer-term. A description of our stock units is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

     Stock units are granted annually after the Annual Performance Review. While these grants are generally tied to individual performance, no numerical equations are used in setting the size of the grants. Rather, such grants have been based on recommendations from the Vice President, Human Resources with the approval of the Chairman, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and then reviewed and approved by the Compensation Committee. In February 2009, we made our annual stock unit grant for the year. While grants are somewhat larger in number in 2009 compared with previous years’ grants, the 2009 grant has a dollar value on the grant date which is approximately thirty percent (30%) below the 2008 grant. The following shows the aggregate number of performance stock units granted in the normal annual grant for the past few years and the current year. These numbers do not include grants for new hires/promotions:

		Aggregate target units in Annual
	Aggregate target units in Annual	Grant (adjusted to reflect	Aggregate units earned in
Year	Grant (unadjusted)	forfeitures)	respect of such year
Calendar 2007	471,750	466,750	578,770
Calendar 2008	471,500	379,000	310,780
Calendar 2009	586,500	Not known	Not known

     The following table reflects grants made in 2009 to our named executive officers calculated in the same manner as described in footnote 2 to “Grants of Plan-Based Awards” Table:

	Estimated Future Payouts Under Equity Incentive
	Plan Awards (2009)
	Threshold (#)	Target (#)	Maximum (#)
Vincent K. McMahon	0	0	0
Linda E. McMahon	0	0	0
Donna Goldsmith	22,500	30,000	45,000
Kevin Dunn	45,000	60,000	90,000
George A. Barrios	26,250	35,000	52,500
Michael Sileck	0	0	0
Frank G. Serpe	0	0	0

     Going forward, we expect to continue to make annual grants of performance stock units during the first quarter of the new year consistent with the requirements of Code Section 162(m). We plan to continue our practice of making these performance stock grants (assuming we meet performance criteria in the year of the grant) vest over three years on the same date in the summer each year. We will also make grants of restricted stock units for new hires and promotions on a case-by-case basis. We do not plan grants or vesting dates of stock units around news releases in order to provide any special benefits to our employees. To date, we have only taken into consideration the value of grants generally when setting other components of compensation. We do not have an equation for calculating total compensation whereby equity decreases other components of compensation (or vice versa) based on a formula.

     We believe that equity compensation is different from salary and bonus in that, due to its performance and vesting requirements, stock units serve both a retention and compensation purpose. Equity compensation (especially where it has a performance test as ours generally does and a vesting requirement which ours does) aligns interests of management with stockholders. In addition, as with any stock, there are inherent risks of ownership of stock units. Lastly, it is hoped that stock units, together with our 401(k) Plan, will be utilized by our employees for retirement planning, as we do not provide a defined benefits retirement plan.

     Stock Ownership Guidelines. While we believe that it is in the best interests of stockholders for management to own a significant amount of our Common Stock, to date we have not imposed specific stock ownership requirements on our executive officers. We believe members of the McMahon family own stock far in excess of any normal ownership guidelines. As to other executive officers, we believe their performance requirements and vesting periods sufficiently align their interests with those of stockholders.

     Employment and Other Agreements. We have employment and booking agreements with Vincent McMahon and Linda McMahon that were entered into several years ago and under which they are waiving all compensation other than salaries of $850,000 and $500,000, respectively. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with most of our executive officers including our named executive officers as described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” These agreements generally provide for a specified period of severance (and, in certain instances, the vesting of equity beyond what is required by the plan) in the event of an involuntary termination of employment without cause. The Company believes that these negotiated severance provisions are necessary for the Company to hire suitable prospects.

     Summary. We believe that we have the appropriate mix of types of compensation and that the levels of compensation incentivize management and serve our retention goals while remaining fiscally prudent. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound and would expect adjustments to be modest.

Compensation Committee Report

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s currently effective Registration Statements on Forms S-3 and S-8, the following Report, and the Audit Committee Report set forth under Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Lowell P. Weicker, Jr., Chair
David Kenin
Michael B. Solomon

Summary Compensation Table

     The following table sets forth the components of the total compensation earned during calendar 2008, 2007 and the eight-month fiscal period ended December 31, 2006 (see footnote 3 to the Summary Compensation Table) by our Co-Principal Executive Officers, our Chief Financial Officers during 2008 and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2008. These individuals are referred to as the “named executive officers.”

											Non-Equity
							Stock		Options		Incentive Plan		All Other
			Salary		Bonus		Awards		Awards		Compensation		Compensation		Total
Name and Principal Position (a)	Year (b)		($)(c)		($)(d)		($)(e)		($)(f)		($)(g)		($)(i)		($)(j)
Vincent K. McMahon	2008		850,000	(1)	0	(1)	0		0		0		8,880	(2)	858,880
Chairman	2007		833,654	(1)	0	(1)	0		0		0		8,425	(2)	842,079
(Co-Principal Executive Officer)	2006	(3)	0	(1)	0	(1)	0		0		0		22,013	(4)	22,013

Linda E. McMahon	2008		500,000	(1)	0	(1)	0		0		0		8,880	(2)	508,880
Chief Executive Officer	2007		490,385	(1)	0	(1)	0		0		0		7,842	(2)	498,227
(Co-Principal Executive Officer)	2006	(3)	0	(1)	0	(1)	0		0		0		22,013	(4)	22,013

Donna Goldsmith(5)	2008		376,923		0		403,874	(6)	3,255	(6)	250,000		7,350	(2)	1,041,402
Chief Operating Officer	2007		347,126		0		325,550	(6)	12,450	(6)	175,000		7,217	(2)	867,343
	2006	(3)	210,635	(3)	0		153,680	(6)	15,900	(6)	98,467	(3)	4,125	(2)	482,807

Kevin Dunn	2008		713,462		0		882,359	(6)	4,650	(6)	360,000		7,350	(2)	1,967,821
EVP, Television Production	2007		647,115		0		755,562	(6)	17,900	(6)	350,000		8,699	(2)	1,779,276
	2006	(3)	406,730	(3)	0		387,360	(6)	22,900	(6)	204,867	(3)	3,779	(2)	1,025,636

George A. Barrios(7)	2008		365,385		0		215,750	(6)	0		205,000		7,119	(2)	793,254
Chief Financial Officer

Michael Sileck(8)	2008		667,308		0		740,050	(6)	0		0		7,350	(2)(8)	1,414,708
Chief Operating Officer	2007		618,606		0		1,492,558	(6)	0		335,000		7,217	(2)	2,453,381
	2006	(3)	375,480	(3)	0		602,600	(6)	0		174,867	(3)	4,038	(2)	1,156,985

Frank G. Serpe(9)	2008		325,000		0		237,745	(6)	1,860	(6)	0		8,880	(2)	573,485
Chief Financial Officer	2007		319,010		0		255,986	(6)	7,800	(6)	145,000		8,706	(2)	736,502
	2006	(3)	182,980	(3)	0		61,650	(6)	10,200	(6)	56,200	(3)	4,931	(2)	315,961
____________________

(1)	Mr. and Mrs. McMahon waived all compensation from November 2004 through December 31, 2006. In 2007, Mr. McMahon began receiving an $850,000 annual salary and Mrs. McMahon began receiving a $500,000 annual salary. They will continue to waive all other compensation. See “Compensation Discussion and Analysis.”

(2)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(3)	Due to the change in the Company’s financial reporting to a calendar year basis effective January 1, 2007, the reported period was a shortened fiscal period that ran for eight months from May 1, 2006 to December 31, 2006. Non-Equity Incentive Plan Compensation was prorated to take into account the fact that Transition 2006 was an eight-month period.

(4)	Consists of the Company’s aggregate incremental cost of the officer’s personal use of our corporate aircraft. For purposes of this table, incremental costs consist of a charge per travel hour for fuel, maintenance and parts; crew expenses; catering; landing and parking fees; and other costs tied directly to the trip in question. Such costs for all members of the McMahon family and their invited guests are attributed one-half to Vincent McMahon and one-half to Linda McMahon. Since July 1, 2006, personal use of the aircraft has been paid for by the McMahons so that no incremental cost is incurred by the Company.

(5)	Ms. Goldsmith was promoted to Chief Operating Officer effective January 1, 2009. Prior thereto, she was EVP, Consumer Products.

(6)	Represents the dollar amount of the expense recognized for financial statement reporting purposes under Financial Accounting Standards No. 123R (“FAS 123R”) as a result of the grant of restricted and performance stock units (column (e)) and options (column (f)) pursuant to our Long Term Incentive Plan/2007 Omnibus Incentive Plan that were unvested during the reported period. The estimate of forfeitures related to service-based vesting requirements has been disregarded for purposes of this valuation. For disclosure on assumptions made in the valuation of these awards, see “Note 14 -- Share Based Compensation” to our Consolidated Financial Statements. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(7)	Mr. Barrios became our Chief Financial Officer in March 2008.

(8)	Mr. Sileck was our Chief Operating Officer until his resignation effective December 31, 2008. He was promoted to that position in February 2007, and prior to that, he was our Chief Financial Officer. In connection with his resignation, Mr. Sileck is entitled to salary continuation and medical coverage for his family through 2009 and the vesting of stock units that had previously been granted to him. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(9)	Mr. Serpe served as our Chief Financial Officer from February 2007 until March 2008. Since then he has been a senior advisor to the Company.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under			Estimated Future Payouts Under						All Other	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)						Stock Awards:	Value of Stock
	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum		Number of Units	Awards
Name (a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)		(#)(g)		(#)(h)		(#)(i)(3)	($)(l)(4)(5)
Vincent K. McMahon	N/A	—	—	—	—		—		—		—	—
Linda E. McMahon	N/A	—	—	—	—		—		—		—	—
Donna Goldsmith	2/8/08	75,000	300,000	525,000	—		—		—		—	—
	3/21/08	—	—	—	15,000	(5)	20,000	(5)	30,000	(5)	—	558,300
	12/1/08	—	—	—	—		—		—		20,000	212,400
Kevin Dunn	2/8/08	108,750	435,000	761,250	—		—		—		—	—
	3/21/08	—	—	—	33,750	(5)	45,000	(5)	67,500	(5)	—	1,256,175
George A. Barrios	3/21/08	62,500	250,000	437,000	—		—		—		—	—
	3/26/08	—	—	—	—		—		—		25,000	470,750
Michael Sileck	2/8/08	101,250	405,000	708,750	—		—		—		—	—
	3/21/08	—	—	—	26,250	(5)	35,000	(5)	52,500	(5)	—	977,025
	12/31/08	—	—	—	—		—		—		25,380	281,210
Frank G. Serpe	N/A	—	—	—	—		—		—		—	—
____________________

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s management incentive plan administered under the 2007 Omnibus Incentive Plan which is one-quarter of the target amount shown in column (d). Actual minimums may be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is the sum of (x) 150% of the target individual component, which is the maximum payment for this component of the bonus; plus (y) 100% of the total target for the Company performance component, which is the maximum payment for this component of the bonus provided the Company meets 100% of its EBITDA target. Although the Company performance component is technically not capped if the Company exceeds 100% of EBITDA target (other than at the maximum payable to an employee under the Plan), any such additional payment must be approved by the Chairman, Chief

Executive Officer and Compensation Committee. While the payment of bonuses at theoretical maximum levels would be highly unlikely, they are 4% of EBITDA for a named executive officer, 3% for any other employee and a total of 20% of EBITDA for all participants in the aggregate. For actual payments made under this plan for 2008, see column (g) of “Summary Compensation Table.”

(2)	The amounts shown in column (f) reflects the number of units that are not forfeited if the Company meets the minimum level of its performance criteria (85% of the EBITDA target) which is seventy-five percent (75%) of the target number of shares shown in column (g). If the Company exceeds 85% of its EBITDA target, there is a sliding scale up to 100% of the target units for 100% of EBITDA target. Above 100% of EBITDA target, the units increase 2% for each 1% EBITDA is over target up to a maximum of 150% of target units for 125% of EBITDA target. This is the maximum number of units that may be granted under the plan as shown in column (h). All units that are not forfeited due to the Company hitting its EBITDA target remain subject to vesting in three equal annual installments with the first such vesting on July 20, 2009.

(3)	Reflects the number (column (i)) of restricted stock units granted outside the equity incentive plan. These restricted stock units were granted to Ms. Goldsmith and Mr. Barrios on their promotion and hiring, respectively, which are the typical situations in which these restricted stock units are granted. In the case of Mr. Sileck, the shares were vested upon his resignation.

(4)	Reflects the full grant date fair value under FAS 123R (column (l)) of grants of restricted and performance stock units and assumes the maximum number of shares that could vest. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted and performance stock units. For disclosure on assumptions made in the valuation of these awards, see “Note 14 – Share Based Compensation” to our Consolidated Financial Statements.

(5)	The Company achieved eighty-nine percent (89%) of its EBITDA target for 2008, and as a result, 82% of the target stock awards (subject to vesting) met their performance criteria. To the named executives, this was Ms. Goldsmith – 16,400 units; and Mr. Dunn – 36,900 units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional and explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

     Employment Agreements. Certain of our named executive officers have employment agreements that affect the compensation reported for them. We currently have employment agreements with each of Vincent McMahon and Linda McMahon having terms ending on October 14, 2010. Mr. and Mrs. McMahon also have booking contracts that are coterminous with their employment agreements. From November 2004 through January 1, 2007, Mr. and Mrs. McMahon waived all compensation, consisting of salary, bonuses and booking fees, under the agreements. Since the beginning of 2007, they began receiving salary in the amount of $850,000, in the case of Mr. McMahon, and $500,000, in the case of Mrs. McMahon. They continue to waive all other compensation. Each of these employment agreements automatically extends for successive one-year periods unless either party gives notice of non-extension at least 12 months, but no more than 18 months, prior to the expiration date.

     Under their employment agreements, in the event we terminate either Mr. or Mrs. McMahon’s employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason, or if the executive terminates his or her employment for any reason within the 90-day period beginning six months after the occurrence of a change in control, we are obligated to pay to the executive compensation and benefits that are accrued but unpaid at the date of termination, plus a lump sum cash amount equal to the executive’s base salary and bonus for two years and to continue his or her benefit plan participation for such period. If Mr. or Mrs. McMahon dies during the term of his or her agreement, we are obligated to pay to the executive’s estate compensation and benefits that are accrued but unpaid as of the date of the executive’s death, plus a lump sum amount equal to the executive’s base salary and bonus for two years. If we terminate Mr. or Mrs. McMahon’s employment for cause, if either executive resigns without good reason, or if either executive’s employment is terminated due the executive’s disability, we are obligated to pay the executive compensation and benefits accrued but unpaid as of the date of termination. Amounts that have been waived by the McMahons will not be deemed accrued but unpaid for the foregoing purposes. If either Mr. or Mrs. McMahon becomes subject to any change in control excise taxes, we will be obligated to provide such executive a “gross-up” bonus sufficient, on an after-tax basis, to cover any such excise taxes. The employment agreements also contain confidentiality covenants and covenants that, among other things, prohibit each executive from competing with us in professional wrestling and our other core businesses during employment and for one year after termination, unless the termination follows a change in control. The employment agreements for Mr. and Mrs. McMahon allow personal travel on the Company’s aircraft when it is not being used for business purposes. For periods prior to July 1, 2006, income related to such travel was imputed to the McMahons at the higher of applicable IRS regulations or 120% of the Company’s estimate of first class airfare for the flights, and the Company’s incremental cost of such use is reported in our Summary Compensation Table. Since July 1, 2006, personal use has been paid for by the McMahons so that no incremental cost is incurred by the Company.

     Since the agreements with the McMahons were entered into several years ago, the Compensation Committee plans to review the agreements and potentially replace them during 2009. It is not expected, however, that the new agreements will provide for compensation significantly in excess of that which they are now receiving.

     We had an agreement with Michael Sileck pursuant to which, upon his termination he became entitled to vesting of 15,000 shares, which was a portion of the 50,000 restricted stock units granted to him at his promotion to Chief Operating Officer in February 2007. He was also entitled to severance pay of one year’s base salary. Beyond what was required by this agreement, when he left the Company’s employment, the Company agreed that an additional $115,000 of stock units were vested and he and his family were provided medical coverage during his one-year severance period. Mr. Sileck is subject to non-compete, confidentiality and non-disparagement covenants.

     We have an agreement with Donna Goldsmith under which, if she is terminated without cause or resigns for good reason, she will be entitled to receive her base salary and health benefits for a two-year period. Ms. Goldsmith would be subject to non-compete, confidentiality and non-disparagement covenants.

     We have an agreement with George Barrios under which, if he is terminated without cause, he will be entitled to receive his base salary for a one-year severance period and the vesting of any unvested portion of the 25,000 restricted stock units granted to him on his hiring.

     The Company has a three-year employment agreement (through March 2, 2010) with Frank Serpe under which he served for one year as the Company’s Chief Financial Officer and is currently a senior advisor to the Company. In the event Mr. Serpe’s employment is terminated by the Company without cause, he would be entitled to his base salary through the end of the term of the agreement and the immediate vesting of the unvested portion of any options and restricted stock units then outstanding.

     Performance and Restricted Stock Units. Under the terms of our Restricted Stock Unit Agreements, dividends accrue at the same rate as are paid on our shares of Class A common stock, which is currently $0.36 per share per quarter. In the case of performance stock units, dividends begin to accrue after the performance test is met. Dividend accruals vest at the same time as the vesting of the restricted or performance stock units on which they accrue. Stock units generally vest over three years (assuming, in the case of performance units, that the performance test has been met), however, in the event that following a change of control an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than twenty-five miles, such vesting is accelerated. One grant, made in 2004, provides for seven-year vesting with acceleration if the Company achieves EBITDA of $100 million in any year.

     Management Incentive Plan. Our management incentive plan is administered under the 2007 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For 2008, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold targets for both components in order to receive any bonus. Individual performance is based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors, of between 0 and 5. An executive had to receive at least a 3.0 rating to receive a bonus. At the beginning of 2008, the Compensation Committee set a Company-wide performance target of $93.5 million of EBITDA, of which the Company had to achieve 85% in order for any bonus to be paid. Bonuses were established based on percentages of the individual’s salary in effect on the December 31 preceding the payment date, with such targets ranging from 15% (for those at the Director level) to 60% (for the Chief Operating Officer and Executive Vice President, Television Production). The Company had EBITDA for these purposes of $83.5 million and accordingly paid bonuses. Payments of these bonuses to the named executive officers are set forth in column (g) of the Summary Compensation Table.

     The management incentive plan put into place for 2009 largely follows the 2008 plan. In respect of 2009, the Company must reach 85% of its EBITDA target of $75.4 million in order for bonuses to be paid. If this target is met, and the individual’s performance rating is at or above 3.0, the executive is entitled to participate. The Company-wide performance portion is based upon the individual’s contribution to such success and other subjective factors as senior management recommends and the Compensation Committee approves. The component relating to personal performance increases linearly from a performance rating of 3.0 to a maximum level of 5.0. Assuming the Company achieves 100 percent of its target, (i) the maximum payment of the Company-wide performance portion is 100% of the individual’s overall target; and (ii) the maximum payment of the individual performance component (a score of 5.0) is 150% of the individual component target. In the event that the Company’s performance exceeds 100% of EBITDA target, the allocation of the pool arising as a result of such excess is allocated through the exercise of negative discretion by the Compensation Committee, on the recommendation of the Company’s Chairman and Chief Executive Officer, below maximums allowed under the Plan.

     Assuming the Company achieves 100 percent of its target, the combination of the Company performance and individual performance ratings will translate into bonuses equal to a percentage of the individual’s salary in effect on the December 31 preceding the payment date, ranging as follows:

	2009 Bonus as % of Annual Salary
Level	Minimum Threshold	Target	Maximum
Vice President	6.25	25.0	43.75
Senior Vice President	8.75	35.0	61.25
International President	10.00	40.0	87.50
Executive Vice President & Chief Financial Officer	12.50	50.0	87.50
Chief Operating Officer and EVP,
Television Production	15.0	60.0	105.0

     For the named executives, this would result in the following payouts in respect of 2009:

	Estimated Future Payments (2009)
	Threshold($)	Target($)	Maximum($)
Vincent K. McMahon	0	0	0
Linda E. McMahon	0	0	0
Donna Goldsmith	75,000	300,000	525,000
Kevin Dunn	108,750	435,000	761,250
George A. Barrios	62,500	250,000	437,500
Michael Sileck	N/A	N/A	N/A
Frank G. Serpe	0	0	0

Outstanding Equity Awards At Fiscal Period-End

	Option Awards				Stock Awards
											Equity Incentive
									Equity Incentive		Plan Awards:
									Plan Awards:		Market or
	Number of	Number of							Number of		Payout Value of
	Securities	Securities					Market Value		Unearned		Unearned
	Underlying	Underlying			Number of		of Shares or		Shares, Units or		Shares, Units or
	Unexercised	Unexercised	Option	Option	Shares or Units of		Units of Stock		Other Rights		Other Rights
	Options (#)	Options (#)	Exercise	Expiration	Stock That Have		That Have Not		That Have Not		That Have Not
	Exercisable	Unexercisable	Price	Date	Not Vested		Vested		Vested		Vested
Name (a)	(b)	(c)	($)(e)	(f)	(#)(g)		($)(h)		(#)(i)		($)(j)
Vincent K. McMahon	0	0	N/A	N/A	0		0		0		0
Linda E. McMahon	0	0	N/A	N/A	0		0		0		0
Donna Goldsmith	3,644	0	12.90	7/20/09	53,119	(1)	588,559	(1)(2)	16,400	(3)	181,712	(2)(3)
Kevin Dunn	5,209	0	12.90	7/20/09	72,813	(1)	806,768	(1)(2)	36,900	(3)	408,852	(2)(3)
George A. Barrios	0	0	N/A	N/A	27,072	(1)	299,958	(1)(2)	0	(3)	0	(2)(3)
Michael Sileck	0	0	N/A	N/A	0	(1)(4)	0	(1)(2)(4)	0	(3)(4)	0	(2)(3)
Frank G. Serpe	0	0	N/A	N/A	26,831	(1)	297,287	(1)(2)	0	(3)	0	(2)(3)
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional restricted units but were not vested at December 31, 2008. These restricted stock units vest in three equal annual installments with the first such vesting on or about July 20th following the determination that the performance target has been met.

(2)	These amounts are calculated by multiplying the closing price of $11.08 on December 31, 2008, the last trading day in 2008, by the number of unvested restricted or performance stock units, as the case may be, on that day.

(3)	These stock units vest over a three-year period (with the first such vesting on July 20, 2009) and accrue dividends at a non-preferential rate from the end of the fiscal period for which the performance test has been met (December 31, 2008).

(4)	In connection with his resignation, certain of Mr. Sileck’s shares vested and all others were forfeited as of the end of the year. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired	Realized	Acquired on	Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name (a)	(#)(b)	($)(c)(1)	(#)(d)(2)	($)(e)
Vincent K. McMahon	0	0	0	0
Linda E. McMahon	0	0	0	0
Donna Goldsmith	15,001	79,706	25,116	408,629	(3)
Kevin Dunn	11,666	70,621	60,308	981,205	(3)
George A. Barrios	0	0	0	0
Michael Sileck	0	0	148,525	2,251,224	(3)
Frank G. Serpe	23,750	138,996	18,246	287,512	(3)
____________________

(1)	The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options.

(2)	The number of shares acquired on vesting includes the gross number of shares that vested, including shares withheld by the Company to cover the withholding tax payable upon such vesting.

(3)	These amounts are calculated by multiplying the number of shares vested by the closing price on the date of vesting.

Potential Payments Upon Termination or Change-in-Control.

     Certain agreements with our named executive officers provide for pay or accelerated vesting of equity in the event of an involuntary termination without cause or a termination following a change in control or in the event of death of the named executive officer. In addition, under the terms of our Performance and Restricted Stock Unit Agreements, in the event that, within 24 months after a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than twenty-five miles, such stock units and accrued dividend units will vest at the target level. For a qualitative description of these agreements for named executed officers, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of 2008 with the closing price per share of the Company’s Common Stock on that date of $11.08. The Company’s outstanding options generally do not accelerate upon termination, death or a change in control, so no information is included in respect of possible option exercises. All amounts are in dollars payable in a lump sum, except where noted.

				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control		Death
Name	Upon Separation	($)		($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,170,000	(1)	2,170,000	(1)	2,170,000	(1)
	Bonus	2,170,000	(1)	2,170,000	(1)	2,170,000	(1)
	Excise Tax Gross Up(2)	0		1,881,643	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		0		0
	Total:	4,340,000		6,221,643		4,340,000

Linda E. McMahon	Compensation:
	Salary	1,700,000	(1)	1,700,000	(1)	1,700,000	(1)
	Bonus	1,700,000	(1)	1,700,000	(1)	1,700,000	(1)
	Excise Tax Gross Up(2)	0		1,510,750	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		0		0
	Total:	3,400,000		4,910,750		3,400,000

Donna Goldsmith	Compensation:
	Salary	1,000,000	(3)	0		0
	Bonus	0		0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		770,271		0
	Total:	1,000,000	(3)	770,271		0

Kevin Dunn	Compensation:
	Salary	0		0		0
	Bonus	0		0		0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		1,215,620		0
	Total:	0		1,215,620		0

				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control	Death
Name	Upon Separation	($)		($)	($)
George A. Barrios	Compensation:
	Salary	500,000		0	0
	Bonus	0		0	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	277,000		299,958	0
	Total:	777,000		299,958	0

Michael Sileck	Compensation:
	Salary	675,000	(4)	N/A	N/A
	Bonus	0		N/A	N/A

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	281,200	(4)	N/A	N/A
	Total:	956,200	(4)	N/A	N/A

Frank G. Serpe	Compensation:
	Salary	379,167	(5)	0	379,167 (5)
	Bonus	0		0	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units and Options	297,287		297,287	297,287
	Total:	676,454		297,287	676,454
____________________

(1)	Includes voluntary resignation for good reason. Under their employment agreements, Mr. and Mrs. McMahon are required to maintain the confidentiality of Company information indefinitely after their termination and have one-year non-compete covenants.

(2)	If payment of the foregoing amounts would result in an excise tax imposed by Internal Revenue Code Section 4999, the Company is required to gross up the payment in an amount such that, after payment of all taxes on such gross up, he or she retains an amount equal to the excise tax imposed. This number is an estimate of this gross up payment.

(3)	Includes voluntary resignation for good reason. Under this agreement, Ms. Goldsmith has agreed to non-compete, confidentiality and non-disparagement covenants.

(4)	Amounts shown reflect amounts agreed upon in connection with Mr. Sileck’s resignation, which was effective December 31, 2008. Salary is to be paid in regular payroll installments until December 31, 2009. Under this agreement, Mr. Sileck has agreed to non-compete, confidentiality and non-disparagement covenants.

(5)	Payable in regular payroll installments until March 2, 2010. Under this agreement, Mr. Serpe has agreed to non-compete, confidentiality and non-disparagement covenants.

Director Compensation

     The following table sets forth the components of total compensation earned during 2008 by our non-management Directors.

	Fees Earned or		Stock		Option
	Paid in Cash		Awards		Awards		Total
Name (a)	($)(b)		($)(c)		($)(d)		($)(h)
Robert A. Bowman(1)(2)	0	(3)	51,000	(3)	0	(4)	51,000
David Kenin(2)	54,500	(3)	37,500	(3)	0	(4)	92,000
Joseph H. Perkins(2)	45,500	(3)	37,500	(3)	0	(4)	83,000
Frank A. Riddick, III(1)(2)	24,982	(3)	15,591	(3)	0	(4)	40,573
Michel B. Solomon(2)	0	(3)	92,000	(3)	0	(4)	92,000
Jeffrey R. Speed(1)(2)	20,091	(3)	15,591	(3)	0	(4)	35,682
Lowell P. Weicker, Jr.(2)	61,000	(3)	37,500	(3)	0	(4)	98,500
____________________

(1)	Mr. Bowman was a Director until August 4, 2008. Messrs. Riddick and Speed joined our Board on August 1, 2008.

(2)	We pay our non-management Directors a retainer at an annual rate of $75,000, payable in equal quarterly installments in arrears. In addition, we pay our Audit and Compensation Committee Chairs an annual fee of $12,000, payable in equal quarterly installments in arrears, and non-management Directors also receive a fee of $1,500 for each Board meeting that they attend in person and a fee of $500 for each Board meeting in which they participate by telephone. They receive a fee of $1,500 for each Committee meeting they attend, whether in person or telephonically. They only receive one meeting fee if multiple meetings occur on the same day. Fifty percent of a Director’s retainer is paid in shares of our Class A common stock and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director.

(3)	Since there is no vesting period for the stock granted, grant date fair value and compensation expense under FAS 123R are the same amounts, which is the full closing price of such stock on the date of grant. In the case of Messrs. Bowman and Solomon, they made the election described in footnote 2 above to take all of their fees in shares of stock during 2008. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Common Stock owned by each of our Directors.

(4)	There were no unvested options in 2008, and as a result no charge is recognized for financial reporting purposes under FAS 123R during the reported period. For disclosure on assumptions made for these purposes, See “Note 14 -- Share Based Compensation” to our Consolidated Financial Statements. No options were granted to Directors in 2008. At December 31, 2008, the Directors had the following numbers of shares and options under awards from the Company: Mr. Kenin – 9,758 shares and 40,000 options; Mr. Perkins – 2,350 shares and 40,000 options; Mr. Riddick 402 shares and no options; Mr. Solomon – 23,698 shares and no options; Mr. Speed 402 shares and no options; Gov. Weicker – 4,758 shares and 40,000 options.

Certain Relationships and Related Transactions

     As provided in its Charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations. While no written policies exist, the Audit Committee believes it will apply a standard of reasonable business practices to any such related party transactions.

     In August 2001, The Vincent K. McMahon Irrevocable Trust sold to Invemed Catalyst Fund, L.P. (“Invemed”) an aggregate of 1,886,793 shares of Common Stock and in connection with such sale, we entered into a registration rights agreement under which we registered all shares held by Invemed, will maintain such effectiveness until no longer needed and will pay certain expenses incident to the registration, excluding underwriting commissions, and will indemnify the stockholder against certain civil liabilities, including certain liabilities under the Securities Act.

     Shane McMahon is the son, and Stephanie McMahon Levesque and Paul Levesque are the daughter and son-in-law, of Vincent and Linda McMahon. Shane McMahon and Stephanie McMahon Levesque are executive officers of the Company whose total compensation in 2008, calculated in a manner consistent with the Total column (j) of the Summary Compensation Table, was approximately $611,419 and $609,277, respectively. Paul Levesque is a key performer for, and independent contractor of, the Company who receives talent pay and royalties, subject to a guaranteed minimum. We believe his pay is generally consistent with that of our other top stars. The employment of Shane McMahon and Stephanie McMahon Levesque predated the Company’s initial public offering in 1999 and the formation of the Audit Committee. The importance of Paul Levesque as one of the Company’s top superstars predated both the Company’s initial public offering and his marriage to Mrs. Levesque which resulted in his becoming a related party. The Audit Committee does not review the retention of these individuals each year nor does it approve the individual’s level of compensation. Instead, as to levels of Compensation, the Audit Committee relies on the approval procedures of the Compensation Committee in the case of Shane McMahon and Stephanie McMahon Levesque (who are employees of the Company). In the case of Paul Levesque (who is an independent contractor of the Company), his pay is set by a multi-year agreement that was last negotiated by the Company’s Chairman and Talent Relations Department in 2006. The Audit Committee believes that this oversight of employee and talent pay by the Compensation Committee and the Chairman/Talent Relations Department, respectively, is consistent with relevant expertise and good business practice.

     On February 21, 2008, the Company announced an increase in its quarterly dividend from $.24 to $.36 per share with respect to the Company’s Common Stock. At that time, the McMahon family and their trusts entered into an agreement with the Company to waive the increased dividend for a period of three years with respect to their shares of Common Stock. Instead, they will continue to receive a quarterly cash dividend of $.24 per share.

     In June 2008, the Company ran a brand awareness campaign entitled “McMahon’s Million Dollar Mania”™ in which a total of $3.0 million in cash prize awards were made to viewers of our Monday Night Raw television program. This prize money net of its tax benefit (a net of $1,950,000), was reimbursed by Vincent McMahon as a capital contribution to the Company.

Section 16(A) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based on information available to us during 2008, we believe that all Section 16(a) filings were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 1, 2009 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		% of Class
Class B(1)	Vincent K. McMahon	43,421,427	(2)	91.0
Class A	Invemed Catalyst Fund, L.P. (3)	2,582,773		10.3
	375 Park Avenue
	New York, NY 10152
Class B(1)	Shane B. McMahon	1,998,998	(4)	4.2
Class B(1)	Stephanie McMahon Levesque	1,962,907	(5)	4.1
Class A	Renaissance Technologies LLC (6)	1,743,300		6.9
	James H. Simons
	800 Third Avenue
	New York, NY 10022
Class A	Barclays Global Investors, NA (7)	1,360,330		5.4
	400 Howard Street
	San Francisco, CA 94105
Class A	Royce & Associates LLC (8)	1,346,059		5.3
	1414 Avenue of the Americas
	New York, New York 10019
Class B(1)	Linda E. McMahon	566,770	(9)	1.1
Class A	Donna Goldsmith	33,081	(10)	*
Class A	Kevin Dunn	58,991	(10)	*
Class A	George A. Barrios	0		*
Class A	Michael Sileck	143,948		*
Class A	Frank G. Serpe	3,672		*
Class A	David Kenin	50,604	(11)	*
Class A	Joseph H. Perkins	43,196	(11)	*
Class A	Frank A. Riddick, III	4,373		*
Class A	Michael B. Solomon	81,198	(12)	*
Class A	Jeffrey R. Speed	1,248		*
Class A	Lowell P. Weicker, Jr.	45,804	(11)	*
Class A and Class B(14)	All Executive Officers and Directors as a
	Group (19 persons)	48,445,317	(14)	66.5
____________________

*	Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholder would be Mr. McMahon, who would have the right to vote and dispose of 60 percent of the Class A common stock.

(2)	Includes 15,000,000 shares of Class B common stock owned by Vincent K. McMahon 2008 Irrevocable Trust, for which Mr. McMahon acts as trustee with rights to vote and dispose of the shares. Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Linda McMahon, set forth in the table opposite her name.

(3)	The general partner of Invemed Catalyst Fund, L.P. (the “Fund”) is Invemed Catalyst GenPar, LLC, a Delaware limited liability company (“Catalyst GenPar”). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company (“Gladwyne GenPar”), and Invemed Securities, Inc., a New York corporation (“Invemed”). The business address of Gladwyne GenPar is 645 Fifth Avenue, New York, NY 10022. The members of Gladwyne GenPar are Michael B. Solomon, a United States citizen (“Solomon”), Suzanne M. Present, an Australian citizen (“Present”), and Kathryn Casoria, a United States citizen (“Casoria”). The ultimate controlling stockholder of Invemed is Kenneth G. Langone (“Langone”). The Fund has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Catalyst GenPar, as the general partner of the Fund, has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Each of Gladwyne GenPar and Invemed, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power of such securities. Each of Gladwyne GenPar, Invemed, Solomon, Present, Casoria and Langone disclaim beneficial ownership of such securities for all other purposes.

(4)	Includes 41,265 shares of Class A common stock held by Mr. Shane McMahon, and an additional 95,000 shares of Class A common stock which may be purchased within 60 days through the exercise of options. Includes 1,862,733 shares of Class B common stock held by the Shane McMahon Trust U/A Vincent K. McMahon Irrevocable Trust dated June 24, 2004, of which Shane McMahon is the sole beneficiary and for which he, as investment director, has sole voting and investment power over the shares.

(5)	Includes 42,674 shares of Class A common stock held by Mrs. McMahon Levesque, and an additional 57,500 shares of Class A common stock which may be purchased within 60 days through the exercise of options. Includes 1,862,733 shares of Class B common stock held by the Stephanie McMahon Levesque Trust U/A Vincent K. McMahon Irrevocable Trust dated June 24, 2004, of which Mrs. McMahon Levesque is the sole beneficiary and for which she, as investment director, has sole voting and investment power over the shares.

(6)	The amount shown is derived from an Amendment No. 2 to Schedule 13G, dated February 12, 2009, jointly filed on behalf of Renaissance Technologies LLC (“RTC”) and James H. Simons. RTC is an investment adviser having sole voting and dispositive power over the shares. Dr. Simons is the control person of RTC.

(7)	The amount shown is derived from a Schedule 13G, dated February 6, 2009, jointly filed on behalf of Barclays Global Investors, NA; Barclays Global Fund Advisors; Barclays Global Investors, LTD; Barclays Global Investors Japan Limited; Barclays Global Investors Canada Limited; Barclays Global Investors Australia Limited; and Barclays Global Investors (Deutschland) AG; who are related party banks, investment advisors or Non-U.S. institutions with sole power to vote 1,264,717 of these shares and sole disposition power over the shares.

(8)	The amount shown is derived from a Schedule 13G, dated January 30, 2009. Royce & Associates, LLC is an investment advisor with sole power to vote and dispose of these shares.

(9)	Excludes 43,421,427 shares of Class B common stock beneficially owned by Vincent McMahon as set forth in the table opposite Mr. McMahon’s name. Includes 100 shares of Class A common stock owned by Mrs. McMahon.

(10)	Includes the following shares of Class A common stock which may be purchased within 60 days through the exercise of options: Mr. Dunn – 5,209 shares; and Ms. Goldsmith 3,644 shares.

(11)	Includes shares of Class A common stock owned directly and the following shares which may be purchased within 60 days through the exercise of options: Mr. Kenin – 40,000 shares; Mr. Perkins – 40,000 shares; and Gov. Weicker – 40,000 shares. In the case of Gov. Weicker, includes 200 shares owned by his wife.

(12)	Excludes 2,582,773 shares reported in the table as beneficially owned by the Fund. Mr. Solomon is the managing member of Gladwyne GenPar. As such, Mr. Solomon may be deemed to own the securities held by the Fund. Mr. Solomon disclaims beneficial ownership of such securities in excess of his pecuniary interest therein.

(13)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

(14)	Includes numbers for Directors and named executive officers as set forth in this table and an aggregate of 19,050 shares owned by other executive officers and an additional 10,050 shares which may be purchased within 60 days through the exercise of options by such other executive officers.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2009. Deloitte & Touche LLP has audited our consolidated financial statements since 1984. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2008 and 2007, and fees for other services rendered by Deloitte & Touche during those periods.

	2008	2007
Audit Fees (a)	$1,158,350	$1,095,120
Audit-Related Fees (b)	40,075	35,300
Tax Fees (c)	26,580	98,922
All Other Fees (d)	—	—
Total	$1,225,005	$1,229,342
____________________

(a)	Fees for audit services consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, statutory audits, United Kingdom audits and other services related to SEC matters including fees related to attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services consisted of the audit of the Company’s employee benefit plans.

(c)	Tax fees consisted of fees for tax planning and advice services. Tax planning and advice are services rendered with respect to proposed and prior year transactions. Such services consisted primarily of assistance with Federal and state tax audits, refund claims and appeals.

(d)	No other services were rendered by Deloitte & Touche during 2008 or 2007.

     The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee. If additional services are identified throughout the year, they are taken to the Audit Committee’s chair for pre-approval. The Audit Committee chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

     The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (corporate.wwe.com/documents/audit_committee_charter.pdf). Upon written request to the Corporate Secretary, we will provide each stockholder without charge a copy of our Audit Committee charter.

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

     In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

     Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

     While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact independent.

The Audit Committee
Frank A. Riddick, III, Chair
David Kenin
Michael B. Solomon
Jeffrey R. Speed

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

     Stockholder proposals for inclusion in our proxy materials for at our 2010 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attn: Corporate Secretary on or before November 19, 2009. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2010 Annual Meeting only if the stockholder provides our Secretary notice of the proposal no earlier than January 29, 2010, and not later than March 1, 2010; provided that if the 2010 Annual Meeting is held on or before April 16, 2010, our Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

     The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

     The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2008 Annual Report (which includes our Form 10-K for the year) is available on the website accessed as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2008 is also available on our website at corporate.wwe.com/investors/documents/2008 10-K.pdf. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Jared F. Bartie Executive Vice President, General Counsel and Secretary

WORLD WRESTLING ENTERTAINMENT, INC. ATTN: INVESTOR RELATIONS 1241 EAST MAIN STREET STAMFORD, CT 06902
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WWENT1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WORLD WRESTLING ENTERTAINMENT, INC.

Vote On Directors

1.	The Board of Directors recommends a vote for
	election of the following nominees:

	01)	Vincent K. McMahon	06)	Michael B. Solomon
	02)	Linda E. McMahon	07)	Jeffrey R. Speed
	03)	David Kenin	08)	Lowell P. Weicker, Jr.
	04)	Joseph H. Perkins	09)	Donna Goldsmith
	05)	Frank A. Riddick, III	10)	Kevin Dunn

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm	☐	☐	☐

3.	Such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

WWENT2

PROXY/VOTING INSTRUCTION CARD

WORLD WRESTLING ENTERTAINMENT, INC.

ANNUAL MEETING TO BE HELD ON MAY 1, 2009 AT 10:00 A.M.
FOR HOLDERS AS OF 3/6/09

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize GEORGE A. BARRIOS and JARED F. BARTIE, or either of them each with full power to appoint his substitute, to vote as Proxy for me (us) at the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc. to be held at the Company's headquarters, 1241 East Main Street, Stamford, Connecticut 06902 on Friday, May 1, 2009 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the reverse side)